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                                                                    EXHIBIT 99.2

   UNIVERSAL COMPRESSION, INC. INCREASES CONSENT FEE AND EXTENDS CONSENT DATE AND TENDER WITHDRAWAL DATE IN CONNECTION WITH ITS OFFER TO PURCHASE AND CONSENT
                SOLICITATION FOR ITS 9-7/8% SENIOR DISCOUNT NOTES

HOUSTON, TEXAS, JANUARY 21, 2001 -- Universal Compression, Inc. announced today that it has increased from $4.10 to $19.09 the consent fee payable for each $1,000 principal amount of notes at maturity in connection with its offer to purchase and consent solicitation relating to consents to certain proposed amendments to the indenture governing its 9-7/8% Senior Discount Notes due 2008. The deadline for the delivery of consents has been extended to 5:00 p.m., New York City time, on Wednesday, January 24, 2001. The Tender Withdrawal Date has been extended to midnight, New York City Time, on Friday, February 2, 2001. The Company will not further extend the Tender Withdrawal Date unless otherwise required by law.

The tender offer will expire at midnight, New York City time, on Tuesday, February 6, 2001, unless terminated or extended by Universal Compression, Inc. The offer and consent solicitation are subject to all other terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 2, 2001.

Universal Compression, Inc. announced the tender offer and consent solicitation on January 2, 2001. The tender offer and consent solicitation relate to Universal Compression, Inc.'s acquisition of Weatherford Global and the refinancing of existing credit and operating lease facilities of Universal Compression, Inc. and Weatherford Global. Neither the Weatherford Global merger nor the refinancing of these credit and lease facilities is conditioned upon completion of this tender offer and consent solicitation. If less than all of the 9-7/8% Senior Discount Notes are tendered, Universal Compression, Inc. intends to reduce the amounts funded under the new operating lease facilities.

This announcement is not an offer to purchase or a solicitation of an offer to purchase or a solicitation of consents with respect to the Senior Discount Notes. The tender offer and consent solicitation are being made by the Offer to Purchase and Consent Solicitation Statement.

Universal Compression, Inc. is the operating subsidiary of Universal Compression Holdings, Inc., a publicly traded company (NYSE ticker symbol: UCO), both of which are headquartered in Houston, Texas. Universal Compression, Inc. is a leading natural gas compression services company, providing a full range of rental, sales, operations, maintenance and fabrication services, and products to the domestic and international natural gas industry.

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